COMPANY CONTACT:            Tony M. Shelby
                            Chief Financial Officer
                            (405) 235-4546

KCSA CONTACT:               Leslie A. Schupak/Joe Mansi

                            (212) 682-6300, ext. 205/207

March 17, 2005

                                                                                        AMEX: LXU

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER AND
THE YEAR ENDED DECEMBER 31, 2004

Oklahoma City, Oklahoma . . . March 17, 2005. . . LSB Industries, Inc. (AMEX: LXU), reported net income before preferred stock dividends of $1.9 million for the year ended December 31, 2004.

 Results for the year and three months ended December 31, 2004

 Net sales from continuing operations for the years ended December 31, 2004 and 2003 were $364.1 million and $317.3 million, respectively, an increase of $46.8 million. Net sales for the three months ended December 31, 2004 and 2003 were $83.8 million and $76.8 million, respectively, an increase of $7 million.

For the year ended December 31, 2004, the Company reported net income before preferred stock dividends of $1.9 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, the net loss applicable to common stock was $.4 million or $.03 per share fully diluted. For the year ended December 31, 2003, net income was $3.1 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, net income applicable to common stock was $.8 million, or $.05 per share fully diluted.

For the three months ended December 31, 2004, net loss was $3.3 million. After deducting dividend requirements for preferred stocks, which were not declined or paid, net loss applicable to common stock was $3.9 million or $.30 per share fully diluted. For the three months ended December, 31, 2003, net income was $18,000. After deducting preferred dividends net loss applicable to common stock was $.6 million, or $.05 per share fully diluted.

The net income of $1.9 million for the calendar year 2004 included:

    A $4.4 million gain related to the early repayment of a financing agreement recognized in the third quarter 2004.

    A $2.1 million gain from the sale of certain non-operating assets in the first quarter 2004.

    $2.5 million cumulative losses related to our advances in an option to acquire a French manufacturer of HVAC equipment. During 2004 we wrote off the remaining advances in an option and no longer have any exposure to losses.

    An estimated $2.0 million in losses related to the lost production from one of our four nitric acid plants at the El Dorado Arkansas Chemical plant facility. The plant experienced a mechanical failure in early October 2004 and is not expected to return to production until April 2005.

    $.9 million for professional fees and other costs in the second quarter 2004 related to a proposed notes offering which was terminated in June 2004.

Climate Control Business

 For the calendar year 2004, our Climate Control Business continued a favorable trend with both sales and operating profit up as compared to the same period a year ago. Sales were up $21.6 million or 18.2% and operating profit was up $1.1 million. New orders continued to be strong, up approximately 23.1% over last year. For the fourth quarter sales were up $4.3 million or 15% but operating profit was down $.4 million from $1.8 million to $1.4 million. The reduction in operating profit was the net result of increased gross profit on higher sales which was offset by adjustments to inventory and cost of sales for increased raw material costs not passed through to customers. Sales prices increases have subsequently been implemented to minimize the effect of higher costs of raw materials. New orders continued to be strong in the fourth quarter, up approximately 39.0% over last year's fourth quarter.

 Chemical Business

 The operating profit in our Chemical Business was $1.9 million for the year compared to $3.8 million in the prior year. The decline of $1.9 million was primarily due to the earnings effect of the lost production resulting from the mechanical failure of one of our four nitric acid plants at the El Dorado Arkansas facility. The failure which resulted in major damage occurred on October 7, 2004 and is not expected to return to normal operation until April 2005. There is a 45 day waiting period before business interruption coverage begins. Any business interruption insurance recovery will be recorded in 2005 when and as received. For the fourth quarter sales were up $1.7 million or 3.8% but operating profit was down $1.8 million primarily as a result of the earnings effect of the lost nitric acid production described above.

 Conference Call

LSB will host a conference call covering fourth quarter and 2004 year to date results. The date and time of this conference call will be announced by a separate press release.

The Company is a manufacturing, marketing, and engineering company with activities on a world wide basis. The Company's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's stock is traded on the AMEX under the symbol LXU.

This press release contains the following forward-looking statements: failure of one of the Chemical Businesses' four nitric acid plants located at the El Dorado Facility is not expected to return to normal operation until April 2005 and business interruption insurance will be recorded in 2005 when and as received. Such statements are subject to risk and uncertainties that could result in results differing materially from such forward-looking statements, such as general economic conditions, regulatory changes, acts of terrorism, failure of contractors to perform in a timely manner, disagreements with insurance carrier and changes to general accepted accounting principles. The Company has no obligation to update any forward-looking statement after the date hereof.

# # #

 LSB Industries, Inc.
Financial Highlights (Notes)
Year and Three Months Ended December 31, 2004 and 2003
(Unaudited)

Year Ended December 31,	Three Months Ended December 31,
	2004	2003	2004	2003
Net sales	$364,053	$317,263	$83,786	$76,754
Cost of sales	311,374	267,831	73,060	64,412
Gross profit	52,679	49,432	10,726	12,342

Selling, general and administrative expenses	49,104	41,745	11,275	11,084
Operating income (loss)	3,575	7,687	(549)	1,258

Other income (expense):
Other income (loss)	3,935	1,815	469	416
Gains on extinguishments of debt	4,400	258	-	-
Interest expense	(6,784)	(5,559)	(2,495)	(1,393)
Provision for loss on notes receivable	(1,447)	-	-	-
Other (expense)	(1,270)	(1,090)	(687)	(263)
Income (loss) before provision for income taxes and cumulative effect of accounting change	2,409	3,111	(3,262)	18
Provision for income taxes		-	(4)	-
Income (loss) before cumulative effect of accounting change	2,409	3,111	(3,258)	18
Cumulative effect of accounting change	(536)	-	-	-
Net income (loss)	$1,873	$3,111	$(3,258)	$18
Preferred Stock dividend requirement	$2,322	$2,327	$622	$627

Net income (loss) applicable to common stock	$(449)	$784	$(3,880)	$(609)
Income (loss) per common share
Basic:
Income (loss) before cumulative affect of accounting change	$.01	$.06	$(.30)	$(.05)
Cumulative effect of accounting change	(.04)	-	-	-
Net income (loss)	$(.03)	$.06	$(.30)	$(.05)
Diluted:
Income (loss) before cumulative affect of accounting change	$.01	$.05	$(.30)	$(.05)
Cumulative effect of accounting change	(.04)	-	-	-
Net income (loss)	$(.03)	$.05	$(.30)	$(.05)

(See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2004 and 2003
(unaudited)

Note 1: Certain reclassifications have been made to the Financial Highlights for 2003 to conform to the Financial Highlights presentation for 2004.

Note 2: The year and fourth quarter 2004 results were adversely affected as a result of a mechanical failure of one of the four nitric acid plants at the El Dorado, Arkansas, plant. The failure, which resulted in major damage to a gas expander, caused the plant that normally produces 10,000 tons per month of nitric acid to go down on October 7, 2004. Management estimates that the plant will not be back to normal production until the middle of April 2005.

Note 3: During the first quarter of 2004, we recognized a gain of $2.1 million (which is classified as other income in the accompanying Financial Highlights) from the sale of certain non-operating assets.

Note 4: In September 2004, we completed a $50 million term loan. A portion of the proceeds were used to pay-off the loans and accrued interest of $36.8 million under a Financing Agreement.

Due to the repayment of the Financing Agreement prior to the maturity date of June 30, 2005, we recognized $4.4 million as a gain on extinguishment of debt.

Note 5: Effective March 31, 2004, we were required under FASB Interpretation No. 46 "Consolidation of Variable Interest Entities", to consolidate the assets, liabilities and results of operations of the parent company of a French manufacturer of HVAC equipment in our consolidated financial statements from March 31, 2004 forward. However, based on our assessment in the third quarter of 2004 of the parent company and the French manufacturer's actual and projected liquidity and results of operations, we concluded that notes receivable from the parent were not recoverable and, as a result, effective July 1, 2004, we forgave the balance owed pursuant to the notes receivable in exchange for, among other things, an extension of the expiration date of a subsidiary's option to acquire the stock of the parent company of the French manufacturer. As a result of the cancellation, we no longer bear the majority of the risk of loss of this entity and are no longer required to consolidate this entity.

(continued)

As a result of the above 2004 included losses aggregating approximately $2.5 million as follows:

  Cumulative effect of accounting change of $.5 million in the first quarter and,

  Net sales of $3.8 million and an operating loss of $.6 million of the parent company of the French Manufacturer for the second quarter.

  Provision for loss on notes receivable of $1.4 million in the third quarter.

Note 6: Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends. Basic net income per common share is based upon net income (loss) applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding, if any, and the assumed conversion of dilutive convertible securities outstanding, if any.

Note 7: Information about the Company's operations in different industry segments for the year and three months ended December 31, 2004 and 2003 is detailed on the following page.

(continued)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Year and Three Months Ended December 31, 2004 and 2003
(unaudited)
Year Ended December 31,	Three Months Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Net sales:
Climate Control	$140,638	$119,032	$33,042	$28,742
Chemical	216,709	193,770	48,547	46,795
Other	6,706	4,461	2,197	1,217
	$364,053	$317,263	$83,786	$76,754
Gross profit:
Climate Control	$41,957	$35,737	$8,305	$8,276
Chemical	8,577	12,204	1,679	3,670
Other	2,145	1,491	742	396
	$52,679	$49,432	$10,726	$12,342
Operating profit (loss):
Climate Control	$12,878	$11,736	$1,414	$1,768
Chemical	1,948	3,754	(197)	1,656
	14,826	15,490	1,217	3,424
General corporate expenses and other business operations, net	(7,849)	(6,578)	(1,547)	(1,983)
Interest expense	(6,784)	(5,559)	(2,495)	(1,393)
Gains on extinguishment of debt	4,400	258	-	-
Provision for loss on notes receivable	(1,447)	-	-	-
Provision for impairment on long-lived assets	(737)	(500)	(437)	(30)
Income (loss) before provision for income taxes and cumulative effect of accounting change	$2,409	$3,111	$(3,262)	$18